Exhibit G
Joint Filing Agreement
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a beneficial ownership statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value HK$0.10 per share, of China Unicom (Hong Kong) Limited, a corporation organized under the laws of Hong Kong, and further agrees that this Joint Filing Agreement be included as an exhibit to the Schedule 13D and each such amendment thereto, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

China United Network Communications Group Company Limited		China United Telecommunications Corporation Limited

By:	/s/ Chang Xiaobing	By:	/s/ Chang Xiaobing
	Name: Chang Xiaobing		Name: Chang Xiaobing
	Title: Chairman		Title: Chairman
	Date: January 14, 2009		Date: January 14, 2009

China Unicom (BVI) Limited		China Netcom Group Corporation (BVI) Limited

By:	/s/ Chang Xiaobing	By:	/s/ Zuo Xunsheng
	Name: Chang Xiaobing		Name: Zuo Xunsheng
	Title: Chairman		Title: Director
	Date: January 14, 2009		Date: January 14, 2009